Exhibit 4.2
PETROHAWK ENERGY CORPORATION
SECOND AMENDED AND RESTATED
2004 EMPLOYEE INCENTIVE PLAN
I. Definitions and Purposes
(a) Definitions.
     Whenever capitalized in this document, the following terms shall be defined as set forth below:
     “Board” means the board of directors of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the committee of the Board which may be the Compensation Committee of the Board or such other committee as the Board shall appoint to administer the Plan, provided it shall be (a) comprised solely of two or more outside directors (within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder), and (b) constituted so as to permit the Plan to comply with Rule 16b-3.
     “Common Stock” means the common stock of the Company, $.001 par value per share, and any class of common stock into which such common stock may hereafter be converted, reclassified or recapitalized.
     “Company” means Petrohawk Energy Corporation
     “Corporate Change” shall have the meaning set forth in Section VIII(c) below.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means for one Share on the date in question (i) the closing sale price for such Share as quoted on the Nasdaq National Market or Nasdaq Small Cap Market, as applicable (“NASDAQ”), or (ii) if not so quoted, the closing sales price as reported on the consolidated reporting system for the securities exchange(s) on which Shares are then listed or admitted to trading (as reported in the Wall Street Journal or other reputable source), or (iii) if not so reported, the average of the closing bid and asked prices for a Share on the date of grant as quoted by the National Quotation Bureau’s “Pink Sheets” or the National

Association of Securities Dealers’ OTC Bulletin Board System. If there was no public trade of Common Stock on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a trade was so reported. If the Company is not a Publicly Held Corporation at the time a determination of the Fair Market Vale of the Common Stock is required to be made hereunder, the determination of Fair Market Value for purposes of the Plan shall be made by the Committee in its discretion exercised in good faith. In this respect, the Committee may rely on such financial data, valuations, experts, and other sources, in its discretion, as it deems advisable under the circumstances.
     “Grantee(s)” means those certain employee or employees of the Company or its subsidiaries to whom the Company shall grant Restricted Stock or Incentive Stock.
     “Immediate Family” means with respect to an Optionee, the Optionee’s spouse, children or grandchildren (including legally adopted, step children and step grandchildren).
     “Incentive Stock” means Shares that may be granted to eligible persons under Section III (c) below.
     “Incentive Stock Award” means an agreement between the Company and an Optionee whereby the Optionee receives Shares.
     “Incentive Stock Option” means a Stock Option which is intended to qualify as an incentive stock option under Section 422 of the Code.
     “Incentive Stock Agreement” means an agreement between the Company and a Grantee whereby the Grantee receives shares of Incentive Stock.
     “Non-Statutory Stock Option” means a Stock Option that is not an Incentive Stock Option.
     “Option Agreement” means an agreement between the Company and an Optionee whereby the Optionee receives Stock Options.
     “Optionee(s)” means those certain employees of the Company or its subsidiaries to whom the Company shall grant Stock Options.
     “Option Price” shall mean the amount an Optionee must pay the Company upon exercise of the Stock Option.
     “Participants” shall mean Grantees and Optionees.
     “Plan” means this Petrohawk Energy Corporation Second Amended and Restated 2004 Employee Incentive Plan.

     “Publicly Held Corporation” means an entity issuing any class of equity securities required to be registered under Section 12 of the Exchange Act.
     “Restricted Stock” means Shares subject to specified restrictions that may be granted to eligible persons under Section III (b) below.
     “Restricted Stock Agreement” means an agreement between the Company and a Grantee whereby the Grantee receives shares of Restricted Stock.
     “Restricted Stock Award” means an award of Restricted Stock granted to a Grantee.
     “Restriction Period” means the period of time during which the Shares granted pursuant to a Restricted Stock Award remain subject to the restrictions or vesting set forth in the applicable Restricted Stock Agreement.
     “Rule 16b-3” means Rule 16b-3, as currently in effect or as hereinafter modified or amended, promulgated under the Exchange Act.
     “Share” or “Shares” means a share or shares of Common Stock.
     “Stock Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
(b) Purposes.
     This Plan is intended to foster and promote the long-term financial success of the Company and its subsidiaries and to increase stockholder value by: (a) encouraging the commitment of selected employees, (b) motivating superior performance of certain employees by means of long-term performance related incentives, (c) encouraging and providing certain employees with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining certain employees by providing competitive incentive compensation opportunities, and (e) enabling certain employees to share in the long-term growth and success of the Company.
     This Plan provides for payment of various forms of incentive compensation and it is not intended to be a plan that is subject to ERISA. The Plan shall be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.
II. Administration
     The Plan shall be administered by the Committee. The Committee shall have sole authority to select the Participants from among those individuals eligible hereunder and to establish the number of shares of Restricted Stock and/or Incentive Stock which may be granted and shares which may be issued under each Stock Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Stock Options granted under the Plan to an individual Optionee during any calendar year may not exceed 200,000 shares (subject to adjustment in the same manner as provided in Section VIII hereof with respect to Shares subject to Stock Options then outstanding) and the maximum number of shares of Restricted Stock and/or Incentive Stock that may be granted to an individual Grantee under the Plan during any calendar year may not exceed 100,000 shares (subject to adjustment in the same manner as provided in Section VIII hereof with respect to Shares subject to Stock Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Stock Options that are canceled or repriced. In selecting Participants from among individuals eligible hereunder and in establishing the number of shares of Restricted Stock and/or Incentive Stock that may be issued to each Grantee and the number of shares that may be issued under each Stock Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Participants, in establishing the number of shares of Restricted Stock and/or Incentive Stock which may be issued to each Grantee and the number of shares which may be issued under each Stock Option and in construing the provisions of the Plan shall be final.
III. Types of Grants Under the Plan
(a) Types of Grants.
     Pursuant to this Plan, the Company may grant shares of Restricted Stock, shares of Incentive Stock, and Stock Options. Stock Options granted under the Plan may be either Incentive Stock Options or Non Statutory Stock Options.
(b) Grants of Restricted Stock.
     Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any eligible person in such amounts and with such restrictions as the Committee shall determine, any of which restrictions may differ with respect to any Grantee. A certificate or certificates representing the number of shares of Restricted Stock granted shall be registered in the name of the Grantee. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in the Grantee’s Restricted Stock Agreement, the certificate or certificates shall be held in escrow by the Company for the account of the Grantee. The Grantee shall have beneficial ownership of the shares of Restricted Stock, including the right to receive dividends and the right to vote the shares of Restricted Stock. Upon the lapse of all restrictions (as set forth in the Grantee’s Restricted Stock Agreement) on any or all of the Restricted Stock granted to the Grantee, the certificate or certificates representing the shares of Restricted Stock for which the restrictions have lapsed shall be delivered to the Grantee.
     Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement which shall contain the Restriction Period, the number of shares of Restricted Stock and such other terms and conditions as may be approved by the Committee, including other restrictions as the Committee may determine. The Committee may impose such conditions or restrictions on any Restricted Stock as it may deem advisable, in its sole discretion.
(c) Grant of Incentive Stock.
     Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Incentive Stock to any eligible person in such amounts as the Committee shall determine. Each Incentive Stock Award shall be evidenced by an Incentive Stock Agreement which shall contain the number of Shares granted and such other terms and conditions as may be approved by the Committee.
(d) Grant of Stock Options.
     Subject to the terms and conditions of the Plan, the Committee is authorized to grant Stock Options to any eligible person.
     Each Stock Option shall be evidenced by an Option Agreement, which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical for each Optionee. The Option Price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Optionee for at least six (6) months prior to their tender to satisfy the option price), or (iii) subject to prior approval by the Committee, in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iv) subject to prior approval by the Committee in its discretion, by a combination of (i), (ii), and (iii) above. Any payment in Shares shall be effected by the surrender of such Shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. Unless otherwise permitted by the Committee, in its discretion, the Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Option Price if such action would cause the Company to recognize compensation (or additional compensation expense) with respect to the Stock Option for financial reporting purposes expense.
     The Committee, in its discretion, also may allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of Shares (including, without limitation, effecting a “cashless exercise” with a broker of the Stock Option), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. A “cashless exercise” of a Stock Option is a procedure by which a broker provides the funds to the Optionee to effect a Stock Option exercise, to the extent consented to by the Committee, in its discretion. At the direction of the Optionee, the broker will either (i) sell all of the Shares received when the Stock Option is exercised and pay the Optionee the proceeds of the sale (minus the Option Price, withholding taxes and any fees due to the broker) or (ii) sell enough of the Shares received upon exercise of the Stock Option to cover the Option Price, withholding taxes and any fees due the broker and deliver to the Optionee (either directly or through the Company) a stock certificate for the remaining Shares.
     In no event will the Committee allow the Option Price to be paid with a form of consideration, including a loan or a “cashless exercise,” if such form of consideration would violate the Sarbanes-Oxley Act of 2002 as determined by the Committee, in its discretion.
     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates for the number of Shares purchased under the Stock Option. Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.
IV. Eligibility of Participants, Term and Transferability
     Restricted Stock, Incentive Stock and Stock Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in Section 424 (e) and (f) of the Code) of the Company at the time the Restricted Stock, Incentive Stock or Stock Option is granted. Restricted Stock, Incentive Stock and Stock Options may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an eligible person who owns or who would own immediately before the grant of such Incentive Stock Option more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, unless (i) at the time such Stock Option is granted the option price is 110% of the Fair Market Value of the Shares granted on the date of the grant and (ii) such Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. The term of each Stock Option granted to other eligible persons shall be not more than ten (10) years from the date of the grant. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-Statutory Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, treasury regulations and other administrative pronouncements, which of an Optionee’s Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.
     Restricted Stock and Stock Options granted under the Plan shall not be transferable or assignable other than: (a) by will or the laws of descent and distribution or (b) pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code); provided, however, if an Incentive Stock Option is transferred pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code), the Option shall cease to qualify as an Incentive Stock option as of the date of such transfer; provided, further, however, only with respect to Non-Statutory Stock Options, the Committee may, in its discretion, authorize all or a portion of the Non-Statutory Stock Options to be granted on terms which permit transfer by the Optionee to (i) the members of the Optionee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of such Immediate Family, or (iii) a partnership in which such members of such Immediate Family are the only partners, provided that (A) there may be no consideration for any such transfer, (B) the Incentive Stock Agreement pursuant to which such Non-Statutory Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section and (C) subsequent transfers of transferred Stock Options shall be prohibited except in accordance with clauses (A) and (B) above of this sentence. Following any permitted transfer, any Non-Statutory Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Optionee” shall be deemed to refer to the transferee. The Non-Statutory Stock Option shall be exercisable by the transferee only to the extent, and for the periods, specified in the Option Agreement.
     Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Non-Statutory Stock Option hereunder, the original Optionee shall remain subject to withholding taxes upon exercise. In addition, the Company shall have no obligation to provide any notices to a transferee including, for example, the termination of a Stock Option following the original Optionee’s termination of employment.
     No transfer by will, trust or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s or Optionee’s enforceable will, trust or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this provision shall be void and ineffective. All determinations under this Section shall be made by the Committee in its discretion.

     In the event the employment of a person by the Company (or a subsidiary) shall be terminated at a time when such person holds an Incentive Stock Option, such person (or in the event employment is terminated due to death or disability of such person, his or her personal representative) may exercise his or her Incentive Stock Option (to the extent such person was entitled to exercise such Incentive Stock Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date that is three months following the termination of such person’s employment (or such shorter or longer period specified in the Option Agreement) or (ii) the expiration of the term of the Incentive Stock Option as set forth in the Option Agreement; provided, however, if termination of employment is due to the death or disability (as defined in section 22(e)(3) of the Code) of such person the three month period set forth in (i) above shall be extended to 12 months.
V. Shares Subject to Plan
     The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be issued under Stock Options granted under the Plan shall not exceed 4,250,000. In addition, the aggregate number of shares of Restricted Stock and Incentive Stock combined which may be issued under the Plan shall not exceed 2,125,000. Such shares may consist of authorized but unissued Shares, treasury shares of Common Stock, or previously issued Shares reacquired by the Company. Any of such Shares which remain unissued and which are not subject to outstanding Stock Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of Shares to meet the requirements of the Plan. Should any Stock Option hereunder expire or terminate prior to its exercise in full, the Shares theretofore subject to such Stock Option may again be subject to a Stock Option granted under the Plan to the extent permitted under Rule 16b-3. Upon the forfeiture of any Restricted Stock, the forfeited shares of Restricted Stock shall thereafter be available for award under the Plan. The aggregate number of Shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section VIII hereof with respect to Shares subject to Stock Options then outstanding. Exercise of a Stock Option in any manner shall result in a decrease in the number of Shares which may thereafter be available, both for purposes of the Plan and for grant to any one individual, by the number of Shares as to which the Stock Option is exercised. Separate stock certificates may be issued by the Company for those Shares acquired pursuant to the exercise of any Stock Option which does not constitute an Incentive Stock Option.
VI. Option Price
     The Option Price of Shares issued under each Stock Option shall be equal to the Fair Market Value of Shares subject to the Stock Option on the date the Stock Option is granted; provided, however, that this limitation shall not apply to Incentive Stock Options for which a greater Option Price is required pursuant to Paragraph IV hereof.
VII. Term of Plan

     This Plan became effective as of June 3, 2004, pursuant to approval by the stockholders of the Company at the 2004 Annual Meeting of Stockholders. Except with respect to Restricted Stock, Incentive Stock or Stock Options then outstanding, if not sooner terminated under the provisions of Section IX, the Plan shall terminate upon and no further Restricted Stock, Incentive Stock or Stock Options shall be granted after June 2, 2014.
VIII. Recapitalization or Reorganization
     (a) The existence of the Plan and the Restricted Stock, Incentive Stock and Stock Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
     (b) The shares with respect to which Stock Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of a Stock Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of Shares with respect to which such Stock Option may thereafter be exercised (i) in the event of an increase in the number of outstanding Shares shall be proportionately increased, and the Option Price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares shall be proportionately reduced, and the Option Price per share shall be proportionately increased.
     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Stock covered by a Stock Option theretofore granted shall be adjusted so that such Stock Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Stock Option.
     If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the

Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (a) ten (10) days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty (30) days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Stock Options held by any individual Optionee: (1) accelerate the time at which Stock Options then outstanding may be exercised so that such Stock Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Stock Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Stock Options held by such Optionees (irrespective of whether such Stock Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Stock Options and the Company shall pay to each Optionee an amount of cash per share to be determined by the Committee, (3) make such adjustments to Stock Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Stock Options then outstanding) or (4) provide that the number and class of shares of Stock covered by a Stock Option theretofore granted shall be adjusted so that such Stock Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Optionee had been the holder of record of the number of shares of Stock then covered by such Stock Option. In addition, no later than (a) ten (10) days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty (30) days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Grantee, shall act to effect one or more of the following alternatives, which may vary among individual Grantees and which may vary among Restricted Stock held by any individual Grantee: (1) remove any and all restrictions to which the Restricted Stock is subject including removing the Restriction Period, (2) require the mandatory surrender to the Company by selected Grantees of some or all of the outstanding Restricted Stock held by such Grantees as of a date, before or after such Corporate Change, specified by the Committee and the Company shall pay to each Optionee an amount of cash per share to be determined by the Committee, (3) make such adjustments to the Restricted Stock then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to the Restricted Stock then outstanding) or (4) provide that the number and class of shares of Restricted Stock covered by a Restricted Stock Agreement theretofore granted shall be adjusted so that such Restricted Stock shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Grantee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Grantee had been the holder of record of the number of Shares which was not Restricted Stock.
     (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason therefor shall be made with respect to, any Restricted Stock or the number of shares of Stock subject to Stock Options theretofore granted or the Option Price.
IX. Amendment or Termination of the Plan
     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Stock Options, Incentive Stock Awards or Restricted Stock Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Restricted Stock Agreement, Incentive Stock Agreement or Stock Option Agreement theretofore granted may be made which would impair the rights of the Participant without the consent of such Participant (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder); and provided, further, that (i) the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3 and (ii) the Board may not make any alteration or amendment which would materially increase the benefits accruing to Participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Restricted Stock, Incentive Stock or Stock Options under the Plan or extend the term of the Plan, without the approval of the stockholders of the Company.
X. Securities Laws
     (a) The Company shall not be obligated to issue any Shares pursuant to any Restricted Stock Agreement, Incentive Stock Agreement or Stock Option granted under the Plan at any time when the offering of the shares of Restricted Stock, Incentive Stock or shares covered by such Stock Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such Shares.
     (b) It is intended that the Plan and any grant of Restricted Stock, Incentive Stock or a Stock Option made to a person subject to Section 16 of Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Restricted Stock Agreement, Incentive Stock Agreement or Stock Option would disqualify the Plan or such Restricted Stock Agreement, Incentive Stock Agreement or Stock Option under, or would otherwise not comply with, Rule 16b-3, such provision, Restricted Stock Agreement, Incentive Stock Agreement or Stock Option Agreement shall be construed or deemed amended to conform to Rule 16b-3.
XI. General
     (a) Nothing contained in this Plan, any Restricted Stock Agreement, any Incentive Stock Agreement or any Stock Option granted pursuant to this Plan shall confer upon any employee the right to continue in the employ of the Company or its parent or subsidiary or any other corporation affiliated with the Company, or interfere in any way with the rights of the Company or its parent or subsidiaries or any corporation affiliated with the Company to terminate his or her employment. Except as provided in Article IV (or such shorter or longer period specified in the Option Agreement), for the entire time from the date of granting an Incentive Stock Option until the date of exercise, the holder of an Incentive Stock Option must be an employee of the Company (or a subsidiary of the Company).
     (b) No Optionee shall have any rights as a stockholder of the Company with respect to any Shares subject to a Stock Option hereunder until such Shares have been issued.
     (c) Nothing contained in this Plan, a Restricted Stock Agreement, an Incentive Stock Agreement or in any Stock Option Agreement issued hereunder shall impose any liability or responsibility on the Company, the Board, the Committee or any member or any of the foregoing to pay, or reimburse any Participant for the payment of any tax arising out of, or on account of the issuance of Restricted Stock, Incentive Stock or Stock Option or Stock Options hereunder to any Participant, an Optionee’s exercise of any Stock Option issued under the Plan or a Participant’s sale, transfer or other disposition of any Restricted Stock, Incentive Stock or Shares acquired pursuant to the exercise of any Stock Option issued hereunder. Any person receiving Restricted Stock, Incentive Stock or a Stock Option hereunder shall expressly acknowledge and agree that such participation is voluntary and that the Participant shall be solely responsible for all taxes to which he or she may, or become subject, as a consequence of such participation.

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